Exhibit 99.1

Tactile Systems Technology, Inc. Reports Fourth Quarter and Full Year 2024 Financial Results

MINNEAPOLIS, MN, February 18, 2025 – Tactile Systems Technology, Inc. (“Tactile Medical”; the “Company”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today reported financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Summary & Recent Business Highlights:

●	Total revenue increased 10% year-over-year to $85.6 million
●	Gross margin of 75% versus 72% in Q4 2023
●	Net income of $9.7 million versus $8.2 million in Q4 2023
●	Adjusted EBITDA of $16.2 million versus $15.4 million in Q4 2023
●	Expanded launch of Nimbl to include patients with lower extremity lymphedema
●	Appointed Laura King to Board of Directors
●	Promoted Aaron Snodgrass to Senior Vice President, Sales, effective February 18, 2025

Full Year 2024 Summary:

●	Total revenue increased 7% year-over-year in 2024 to $293.0 million
●	Gross margin of 74% in 2024, compared to 71% in 2023
●	Operating cashflow of $40.7 million in 2024, compared to $35.9 million in 2023
●	Ended 2024 with $94.4 million in cash, up from $61.0 million at the end of 2023

“Our fourth quarter results capped off a dynamic year for Tactile, during which we launched our next-generation lymphedema platform, generated clinical evidence supporting the value of our therapies, deployed new workflow-related tools to enhance speed and efficiency in order operations, and served over 79,000 patients with our lymphedema and airway clearance solutions,” said Sheri Dodd, President and Chief Executive Officer of Tactile Medical. “Financially, we demonstrated a consistent ability to strengthen our balance sheet and expand profitability, while also delivering double-digit revenue growth in the fourth quarter.”

Ms. Dodd concluded, “Our financial and operational progress in 2024, coupled with strong market fundamentals and an innovative portfolio, leaves us confident that we are well-positioned to advance our market leadership this year and over the long-term while delivering sustainable, profitable growth. In 2025, we will also continue investing in our strategic priority to enhance the overall patient experience, including through improving access to care, expanding treatment options, and supporting the end-to-end patient journey.”

Fourth Quarter 2024 Financial Results

Total revenue in the fourth quarter of 2024 increased $7.9 million, or 10%, to $85.6 million, compared to $77.7 million in the fourth quarter of 2023. The increase in total revenue was attributable to an increase of $7.6 million, or 11%, in sales and rentals of the lymphedema product line and an increase of $0.3 million, or 4%, in sales of the airway clearance product line in the quarter ended December 31, 2024, compared to the fourth quarter of 2023.

Gross profit in the fourth quarter of 2024 increased $8.4 million, or 15%, to $64.4 million, compared to $56.0 million in the fourth quarter of 2023. Gross margin was 75.2% of revenue, compared to 72.1% of revenue in the fourth quarter of 2023.

Operating expenses in the fourth quarter of 2024 increased $7.6 million, or 17%, to $51.9 million, compared to $44.2 million in the fourth quarter of 2023.

Operating income was $12.5 million in the fourth quarter of 2024, compared to $11.8 million in the fourth quarter of 2023.

Interest income was $0.9 million in each of the fourth quarters of 2024 and 2023.

Interest expense was $0.5 million in the fourth quarter of 2024, compared to $0.9 million in the fourth quarter of 2023.

Income tax expense was $3.3 million in the fourth quarter of 2024, compared to $3.6 million in the fourth quarter of 2023.

Net income in the fourth quarter of 2024 was $9.7 million, or $0.40 per diluted share, compared to $8.2 million, or $0.35 per diluted share, in the fourth quarter of 2023.

Weighted average shares used to compute diluted net income per share were 24.5 million and 23.8 million for the fourth quarters of 2024 and 2023, respectively.

Adjusted EBITDA was $16.2 million in the fourth quarter of 2024, compared to $15.4 million in the fourth quarter of 2023.

Full Year 2024 Financial Results

Total revenue in the full year of 2024 increased $18.6 million, or 7%, to $293.0 million, compared to $274.4 million in the full year of 2023. The increase in total revenue was attributable to an increase of $17.6 million, or 7%, in sales and rentals of the lymphedema product line and an increase of $0.9 million, or 3%, in sales of the airway clearance product line in the full year of 2024, compared to the full year of 2023.

Net income in the full year of 2024 was $17.0 million, or $0.70 per diluted share, compared to $28.5 million, or $1.23 per diluted share, in the full year of 2023.

Weighted average shares used to compute diluted net income per share were 24.1 million and 23.2 million in the full year of 2024 and 2023, respectively.

Adjusted EBITDA was $37.1 million in the full year of 2024, compared to $29.7 million in the full year of 2023.

Balance Sheet Summary

As of December 31, 2024, the Company had $94.4 million in cash and $26.3 million of outstanding borrowings under its credit agreement, compared to $61.0 million in cash and $29.3 million of outstanding borrowings under its credit agreement as of December 31, 2023. As of December 31, 2024, $26.5 million remained available under the Company’s $30.0 million share repurchase program, which became effective on October 30, 2024, and expires October 31, 2026.

2025 Financial Outlook

The Company expects full year 2025 total revenue in the range of $316 million to $322 million, representing growth of approximately 8% to 10% year-over-year, compared to total revenue of $293.0 million in 2024. The Company also expects full year 2025 adjusted EBITDA in the range of $35 million to $37 million, compared to adjusted EBITDA of $37.1 million in 2024.

Conference Call

Management will host a conference call with a question-and-answer session at 5:00 p.m. Eastern Time on February 18, 2025, to discuss the results of the quarter and fiscal year. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13748661. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13748661. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements, including guidance for the full year 2025. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the Company’s ability to obtain reimbursement from third-party payers for its products; the impacts of inflation, rising interest rates or a recession; the adequacy of the Company’s liquidity to pursue its business objectives; adverse economic conditions or intense competition; price increases for supplies and components; wage and component price inflation; loss of a key supplier; entry of new competitors and products; compliance with and changes in federal, state and local government regulation; loss or retirement of key executives, including prior to identifying a successor; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus or minus the change in fair value of earn-out and plus executive transition costs. Reconciliation of this non-GAAP financial measure to its most directly comparable GAAP measure is included in this press release.

This non-GAAP financial measure is presented because the Company believes it is a useful indicator of its operating performance. Management uses this measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes this measure is useful to investors as supplemental information and because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes this non-GAAP financial measure is useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measure presented in this release should not be considered as an alternative to, or superior to, its respective GAAP financial measure, as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Consolidated Balance Sheets
	December 31,	December 31,
(In thousands, except share and per share data)	2024	2023
Assets
Current assets
Cash	$94,367	$61,033
Accounts receivable	44,937	43,173
Net investment in leases	14,540	14,195
Inventories	18,666	22,527
Prepaid expenses and other current assets	5,053	4,366
Total current assets	177,563	145,294
Non-current assets
Property and equipment, net	5,603	6,195
Right of use operating lease assets	16,633	19,128
Intangible assets, net	42,789	46,724
Goodwill	31,063	31,063
Accounts receivable, non-current	—	10,936
Deferred income taxes	18,311	19,378
Other non-current assets	5,962	2,720
Total non-current assets	120,361	136,144
Total assets	$297,924	$281,438
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,648	$6,659
Note payable	2,956	2,956
Accrued payroll and related taxes	17,923	16,789
Accrued expenses	7,780	5,904
Income taxes payable	270	1,467
Operating lease liabilities	2,980	2,807
Other current liabilities	3,147	4,475
Total current liabilities	40,704	41,057
Non-current liabilities
Note payable, non-current	23,220	26,176
Accrued warranty reserve, non-current	1,209	1,681
Income taxes payable, non-current	239	446
Operating lease liabilities, non-current	15,955	18,436
Total non-current liabilities	40,623	46,739
Total liabilities	81,327	87,796

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of December 31, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 23,883,475 shares issued and outstanding as of December 31, 2024; 23,600,584 shares issued and outstanding as of December 31, 2023	24	24
Additional paid-in capital	180,719	174,724
Retained earnings	35,854	18,894
Total stockholders’ equity	216,597	193,642
Total liabilities and stockholders’ equity	$297,924	$281,438

Tactile Systems Technology, Inc.
Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2024	2023	2024	2023
Revenue
Sales revenue	$75,270	$67,407	$256,012	$239,493
Rental revenue	10,315	10,245	36,972	34,930
Total revenue	85,585	77,652	292,984	274,423
Cost of revenue
Cost of sales revenue	18,005	18,190	64,815	66,713
Cost of rental revenue	3,211	3,455	11,481	12,577
Total cost of revenue	21,216	21,645	76,296	79,290
Gross profit
Gross profit - sales revenue	57,265	49,217	191,197	172,780
Gross profit - rental revenue	7,104	6,790	25,491	22,353
Gross profit	64,369	56,007	216,688	195,133
Operating expenses
Sales and marketing	29,206	26,581	112,009	107,119
Research and development	2,038	1,793	8,832	7,823
Reimbursement, general and administrative	19,977	15,200	71,135	62,074
Intangible asset amortization and earn-out	633	633	2,531	76
Total operating expenses	51,854	44,207	194,507	177,092
Income from operations	12,515	11,800	22,181	18,041
Interest income	948	859	3,384	1,874
Interest expense	(472)	(897)	(2,085)	(4,147)
Other income	—	2	9	2
Income before income taxes	12,991	11,764	23,489	15,770
Income tax expense (benefit)	3,275	3,562	6,529	(12,745)
Net income	$9,716	$8,202	$16,960	$28,515
Net income per common share
Basic	$0.40	$0.35	$0.71	$1.24
Diluted	$0.40	$0.35	$0.70	$1.23
Weighted-average common shares used to compute net income per common share
Basic	24,007,863	23,551,388	23,883,729	22,925,497
Diluted	24,473,898	23,771,490	24,138,244	23,176,169

Tactile Systems Technology, Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2024	2023
Cash flows from operating activities
Net income	$16,960	$28,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,792	6,539
Deferred income taxes	1,067	(19,378)
Stock-based compensation expense	7,819	7,547
Loss on disposal of property and equipment and intangibles	308	3
Change in fair value of earn-out liability	—	(2,475)
Changes in assets and liabilities, net of acquisition:
Accounts receivable	(1,764)	11,653
Net investment in leases	(345)	1,935
Inventories	3,861	597
Income taxes	(1,404)	(721)
Prepaid expenses and other assets	(3,929)	72
Right of use operating lease assets	187	71
Accounts receivable, non-current	10,936	12,125
Accounts payable	(1,087)	(3,853)
Accrued payroll and related taxes	1,134	(311)
Accrued expenses and other liabilities	120	(6,464)
Net cash provided by operating activities	40,655	35,855
Cash flows from investing activities
Purchases of property and equipment	(2,392)	(2,324)
Proceeds from sale of property and equipment	12	—
Intangible assets expenditures	(117)	(157)
Net cash used in investing activities	(2,497)	(2,481)
Cash flows from financing activities
Proceeds from issuance of note payable	—	8,250
Payments on earn-out	—	(10,575)
Payments on note payable	(3,000)	(3,000)
Payments on revolving line of credit	—	(25,000)
Payments of deferred debt issuance costs	—	(125)
Proceeds from exercise of common stock options	24	14
Proceeds from the issuance of common stock from the employee stock purchase plan	1,660	1,541
Payments for repurchases of common stock	(3,508)	—
Proceeds from issuance of common stock at market	—	34,625
Net cash (used in) provided by financing activities	(4,824)	5,730
Net increase (decrease) in cash	33,334	39,104
Cash – beginning of period	61,033	21,929
Cash – end of period	$94,367	$61,033

Supplemental cash flow disclosure
Cash paid for interest	$2,106	$4,560
Cash paid for taxes	$6,848	$5,815
Capital expenditures incurred but not yet paid	$76	$528

The following table summarizes revenue by product line for the three and twelve months ended December 31, 2024 and 2023:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands)	2024	2023	2024	2023
Revenue
Lymphedema products	$77,083	$69,464	$259,361	$241,721
Airway clearance products	8,502	8,188	33,623	32,702
Total	$85,585	$77,652	$292,984	$274,423

Percentage of total revenue
Lymphedema products	90%	89%	89%	88%
Airway clearance products	10%	11%	11%	12%
Total	100%	100%	100%	100%

The following table contains a reconciliation of net income to Adjusted EBITDA for the three and twelve months ended December 31, 2024 and 2023, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Income to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Year Ended		Increase
	December 31,		(Decrease)		December 31,		(Decrease)
(Dollars in thousands)	2024	2023	$	%	2024	2023	$	%
Net income	$9,716	$8,202	$1,514	18%	$16,960	$28,515	$(11,555)	41%
Interest (income) expense, net	(476)	38	(514)	N.M. %	(1,299)	2,273	(3,572)	(157)%
Income tax expense (benefit)	3,275	3,562	(287)	(8)%	6,529	(12,745)	19,274	(151)
Depreciation and amortization	1,714	1,624	90	6%	6,793	6,539	254	4%
Stock-based compensation	1,850	1,950	(100)	(5)%	7,819	7,547	272	4%
Change in fair value of earn-out	—	—	—	—%	—	(2,475)	2,475	(100)%
Executive transition costs	137	—	137	—%	248	—	248	—%
Adjusted EBITDA	$16,216	$15,376	$840	5%	$37,050	$29,654	$7,396	25%

The following table contains a reconciliation of GAAP net income guidance range to the Adjusted EBITDA guidance range for the twelve months ended December 31, 2025:

Tactile Systems Technology, Inc.
Reconciliation of FY 2025 GAAP Net Income to Adjusted EBITDA Guidance
(Unaudited)

	Year Ended
	December 31, 2025
(Dollars in thousands)	Low	High
Net income	$15,750	$17,150
Interest income, net	(2,500)	(2,500)
Income tax expense benefit	6,100	6,700
Depreciation and amortization	6,700	6,700
Stock-based compensation	8,800	8,800
Executive transition costs	150	150
Adjusted EBITDA	$35,000	$37,000

Investor Inquiries:

Sam Bentzinger

Gilmartin Group

investorrelations@tactilemedical.com